Exhibit 99.1

The Vitamin Shoppe Announces Comparable Store Net Sales and Total Net Sales for the Fourth Quarter and Year Ended December 30, 2006


    NORTH BERGEN, N.J.--(BUSINESS WIRE)--Jan. 29, 2007--The Vitamin Shoppe announced today its net sales results for the fiscal fourth quarter and year ended December 30, 2006. Unless otherwise stated, the net sales results presented for the fourth quarter and year ended December 30, 2006 are based on a 13-week and 52-week period, respectively, while the net sales results for the fourth quarter and year ended December 31, 2005 are based on a 14-week and 53-week period, respectively. The additional week in fiscal 2005, reflected in fourth quarter 2005 results, represented approximately $8.7 million in net sales.

    Total net sales for the company increased $3.5 million, or 3.0%, to $120.3 million for the thirteen-week period ended December 30, 2006 as compared with $116.8 million for the fourteen-week period ended December 31, 2005. Comparable store net sales for the fiscal quarter ended December 30, 2006 increased 6.7%. The company also announced that it opened 11 stores during the fourth quarter of 2006.

    Total net sales for the company increased $49.2 million, or 11.3%, to $485.7 million for the 52-week period ended December 30, 2006 as compared with $436.5 million for the 53-week period ended December 31, 2005. Comparable store net sales for the fiscal year ended December 30, 2006 increased 6.6%. The company also announced that it opened 32 stores during fiscal 2006 and closed one store where a lease had expired, ending the fiscal year with a base of 306 stores.


                         NET SALES BY SEGMENT
                     (Preliminary and Unaudited)
                        FOR THE QUARTERS ENDED
               DECEMBER 30, 2006 AND DECEMBER 31, 2005
                           ($ in thousands)


                                           2006      2005    % Change
                                         --------- --------- ---------

Retail                                   $101,790  $ 96,955       5.0%

Direct                                     18,477    19,835      -6.8%

                                         --------- ---------

Total                                    $120,267  $116,790       3.0%
                                         ========= =========


                         NET SALES BY SEGMENT
                     (Preliminary and Unaudited)
                      FOR THE FISCAL YEARS ENDED
               DECEMBER 30, 2006 AND DECEMBER 31, 2005
                           ($ in thousands)

                                           2006      2005    % Change
                                         --------- --------- ---------

Retail                                   $407,200  $362,198      12.4%

Direct                                     78,465    74,266       5.7%

                                         --------- ---------

Total                                    $485,665  $436,464      11.3%
                                         ========= =========

    The above amounts represent preliminary unaudited net sales results for the fiscal fourth quarter and year ended December 30, 2006. The Vitamin Shoppe expects to report audited results for the fiscal year ended December 30, 2006 in its Form 10-K to be filed with the Securities and Exchange Commission in March 2007.

    CONTACT: The Vitamin Shoppe
             Anthony Monti, 201-624-3230